Exhibit 10.7

Amended Salary Continuation Agreement

Between Opportunity Bank of Montana

and Peter J. Johnson

Exhibit 10.7

Opportunity Bank of Montana

Amended Salary Continuation Agreement

This Amended Salary Continuation Agreement (this “Agreement”) is entered into as of , 2015 by and between Opportunity Bank of Montana, a Montana-chartered bank (the “Bank”), and Peter J. Johnson, a Bank executive (the “Executive”).

Whereas, the Executive has contributed substantially to the Bank’s success and the Bank desires that the Executive continue in its employ,

Whereas, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,

Whereas, the Bank and the Executive are parties to an April 18, 2002 Salary Continuation Agreement between the Executive and American Federal Savings Bank, as amended by the December 31, 2006 First Amendment and the October 20, 2011 Second Amendment,

Whereas, the Bank and the Executive intend that this Agreement supersede and restate in its entirety the April 18, 2002 Salary Continuation Agreement, as amended by the December 31, 2006 First Amendment and the October 20, 2011 Second Amendment,

Whereas, by this Agreement the Bank and the Executive are changing selected terms of the April 18, 2002 Salary Continuation Agreement, as amended by the December 31, 2006 First Amendment and the October 20, 2011 Second Amendment, including eliminating the vesting and years-of-service provisions, removing the age 60 minimum-age condition for receipt of early termination benefits, clarifying that benefits for termination before Normal Retirement Age are based upon the Accrual Balance existing at the end of the month immediately before employment termination, deleting the prohibition against excess parachute payments under Internal Revenue Code section 280G, and providing for legal fee reimbursement if the Agreement is challenged after a change in control, but by this Agreement the Bank and the Executive are not changing the time or form of payment and are not changing the age 65 Normal Retirement Age,

Whereas, as of the date of this Agreement none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 C.F.R. 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

Whereas, the parties hereto intend that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a nonqualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank agree as follows.

Article 1

Definitions

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly known as Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, applying the percentage threshold specified in each of paragraphs (a) through (c) of this section 1.4 or the related percentage threshold specified in section 409A and rules, regulations, and guidance of general application thereunder, whichever is greater –

(a) Change in ownership: a change in ownership occurs on the date any one person or group accumulates ownership of the stock of Eagle Bancorp Montana, Inc., a Delaware corporation of which the Bank is a wholly owned subsidiary, constituting more than 50% of the total fair market value or total voting power of Eagle Bancorp Montana, Inc. stock,

(b) Change in effective control: (x) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Eagle Bancorp Montana, Inc. stock possessing 30% or more of the total voting power of Eagle Bancorp Montana, Inc. stock, or (y) a majority of the board of directors of Eagle Bancorp Montana, Inc. is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Eagle Bancorp Montana, Inc.’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in the ownership of a substantial portion of assets occurs if in a 12-month period any one person, or more than one person acting as a group, acquires from Eagle Bancorp Montana, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Eagle Bancorp Montana, Inc. immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Eagle Bancorp Montana, Inc. or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5 “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.6 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7 “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause.

1.8 “Effective Date” means April 18, 2002.

1.9 “Normal Retirement Age” means age 65.

1.10 “Plan Administrator” means the plan administrator described in Article 8.

1.11 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.12 “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank has the sole and absolute right to decide the dispute unless a Change in Control has occurred.

1.13 “Termination with Cause” and “Cause” have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into after the date of this Agreement by the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination with Cause means the Bank terminates the Executive’s employment as a result of –

(a) gross negligence or gross neglect of duty,

(b) commission of a felony or of a gross misdemeanor involving moral turpitude, or

(c) fraud, disloyalty, dishonesty, or wilful violation of any law or significant Bank policy, resulting in an adverse effect on the Bank.

Article 2

Benefit Payment

2.1 Normal Retirement. For Separation from Service on or after the date the Executive attains Normal Retirement Age the Bank will pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. However, if the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5 the Executive is entitled to no benefits.

2.1.1 Amount of benefit. The annual benefit under this section 2.1 is $69,500.

2.1.2 Payment of benefit. Beginning with the month immediately after the month in which the Executive’s Separation from Service occurs, the Bank will pay the annual benefit to the Executive in equal monthly installments on the first day of each month. The annual benefit is payable for 180 months or for the Executive’s lifetime, whichever is longer.

2.2 Early Termination. Upon Early Termination the Bank will pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement. If the Executive’s Separation from Service is a Termination with Cause no benefit will be paid.

2.2.1 Amount of benefit. The benefit is the amount that amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2 Payment of benefit. Beginning with the month immediately after the month in which the Executive’s Separation from Service occurs, the Bank will pay the benefit to the Executive in equal monthly installments on the first day of each month. The benefit is payable for 180 months or for the Executive’s lifetime, whichever is longer.

2.3 Disability. Upon Separation from Service because of Disability before Normal Retirement Age the Bank will pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of benefit. The benefit is the amount that amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, taking into account interest at the discount rate or rates established by the Plan Administrator.

2.3.2 Payment of benefit. Beginning with the month immediately after the month in which the Executive’s Separation from Service occurs, the Bank will pay the benefit to the Executive in equal monthly installments on the first day of each month. The benefit is payable for 180 months or for the Executive’s lifetime, whichever is longer.

2.4 Annual Benefit Statement. As promptly as practicable after the end of each Plan Year, the Plan Administrator will provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement supersedes the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.1, 2.2, 2.3, 2.4, or 2.5, the amount of the benefit determined under this Agreement controls.

2.5 Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. Payments that are delayed because the Executive is a specified employee at Separation from Service will be accumulated and paid to the Executive in a single lump sum on the first day of the seventh month after the month in which Separation from Service occurs. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank will reform the provision. However, the Bank will maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank will not be required to incur any additional compensation expense as a result of the reformed provision.

2.6 One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which will be determined by the first event to occur that is dealt with by this Agreement. Except as provided in Article 3, subsequent occurrence of events dealt with by this Agreement do not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

Article 3

Death Benefits

3.1 Death During Active Service. Except as provided in section 5.2, if the Executive dies in active service to the Bank, at the Executive’s death the Executive’s Beneficiary is entitled to the Normal Retirement benefit specified in section 2.1. Beginning with the month immediately after the month in which the Executive’s death occurs, the Bank will pay the annual benefit to the Beneficiary in equal monthly installments on the first day of each month. The annual benefit is payable for 180 months.

3.2 Death During Benefit Period. (a) If the Executive dies after benefit payments commence under Article 2 but before receiving payments for 180 months (treating as payment for six months the single lump-sum payment made seven months after separation from service, in the case of payments that are delayed for six months because of Code section 409A), the Executive’s Beneficiary is entitled to remaining benefits at the same time and in the same amount they would have been paid to the Executive had the Executive survived. The benefit is payable to the Executive’s Beneficiary under this section 3.2 until the Executive and the Executive’s Beneficiary have together received a total of 180 monthly payments (treating as six monthly payments the single lump-sum payment made seven months after separation from service, in the case of payments that are delayed for six months because of Code section 409A).

(b) If the Executive dies after receiving payments for 180 months (treating as payment for six months the single lump-sum payment made seven months after separation from service, in the case of payments that are delayed for six months because of Code section 409A), the Executive’s Beneficiary is entitled to no benefits under this Agreement.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive may at any time designate a Beneficiary to receive at the Executive’s death any benefits payable under this Agreement. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive may designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation is deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive may change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed are cancelled. The Plan Administrator is entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary is effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse is the designated Beneficiary. If the Executive has no surviving spouse, the benefit payments will be made to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution completely discharges the Bank from all liability for the benefit.

Article 5

General Limitations

5.1 Termination with Cause. Despite any contrary provision of this Agreement, the Bank will not pay any benefit under this Agreement and this Agreement will terminate if Separation from Service is a Termination with Cause.

5.2 Misstatement. The Bank will not pay any benefit under this Agreement if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement terminate as of the effective date of the order.

5.4 Default. Despite any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested are not affected, however.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. The Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (w) the specific reasons for such denial, (x) a specific reference to the provisions of the Agreement on which the denial is based, (y) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (z) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. Said petition will state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Plan Administrator will afford the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents. The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

Article 7

Miscellaneous

7.1 Amendments and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Executive. This Agreement may be terminated by the Bank without the Executive’s consent. Unless Article 5 provides that the Executive is not entitled to payment or unless when termination occurs the Executive has already received payment of benefits under this Agreement, the Bank must pay the vested Accrual Balance in a single lump sum to the Executive if the Bank terminates this Agreement. The lump-sum termination payment will be made to the Executive on the first day of the thirteenth month after the month in which the Bank terminates this Agreement.

7.2 Binding Effect. This Agreement binds the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

7.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

7.6 Tax Withholding. The Bank will withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. This Agreement and all rights hereunder are governed by the laws of the State of Montana, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. This Agreement amends and restates in its entirety the April 18, 2002 Salary Continuation Agreement, as amended by the December 31, 2006 First Amendment and the October 20, 2011 Second Amendment.

7.10 Severability. If any provision of this Agreement is held invalid, the invalidity does not affect any other provision of this Agreement not held invalid, and each such other provision continues in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, invalidity does not affect the remainder of the provision not held invalid and the remainder of the provision, together with all other provisions of this Agreement, continues in full force and effect to the full extent consistent with law.

7.11 Headings. Caption headings and subheadings herein are included solely for convenience of reference and do not affect the meaning or interpretation of any provision of this Agreement.

7.12 Notices. All notices, requests, demands, and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, or delivered by email to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice is properly addressed to the Executive if addressed to the postal address or electronic mail address of the Executive on the books and records of the Bank at the time of the delivery of notice, and properly addressed to the Bank if addressed to the Board of Directors, Opportunity Bank of Montana, 1400 Prospect Avenue, Helena, Montana 59601.

7.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management could cause or attempt to cause the Bank to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 7.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Regardless of any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel and the Bank and the Executive agree that a confidential relationship exists between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section will be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, whether suit be brought or not and whether or not incurred in trial, bankruptcy, or appellate proceedings, but the Bank’s payment or reimbursement of the Executive’s counsel’s fees and expenses must occur on or before the last day of the Executive’s tax year immediately after the Executive’s tax year in which the expense is incurred. If the Executive is a specified employee, as defined in Code section 409A, on the date of termination, payment under this section 7.13 will be made on the first day of the seventh month after the month in which the Executive’s termination occurs. Interest will accrue on the payment from the date of termination through the date of payment at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal. The six-month delay applies if and only if an exemption from the six-month delay requirement of Code section 409A is not available. The Executive’s right to payment or reimbursement under this section 7.13 is not subject to liquidation or exchange for another benefit. The Bank’s obligation to pay the Executive’s legal fees provided by this section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate severance, employment, salary continuation, or other agreement. Despite anything to the contrary in this section 7.13 however, the Bank is not required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

Article 8

Administration of Agreement

8.1 Plan Administrator Duties. This Agreement will be administered by a Plan Administrator consisting of the board or such committee or person as the board appoints. The Executive may not be a member of the Plan Administrator. The Plan Administrator has the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise.

8.2 Agents. In the administration of this Agreement the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decisions and actions of the Plan Administrator concerning the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder are final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary has a right, vested or not vested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in section 1.1.

8.4 Indemnity of Plan Administrator. The Bank will indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank will supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Amended Salary Continuation Agreement as of the date first written above.

Executive:	Bank:
Opportunity Bank of Montana

By:
Peter J. Johnson	Its:

Beneficiary Designation

Opportunity Bank of Montana

Amended Salary Continuation Agreement

I, Peter J. Johnson, designate the following as beneficiary of any death benefits under this Amended Salary Continuation Agreement –

Primary:	.
Contingent:	.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me or if I name my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Peter J. Johnson

Date:	__________, 20__

Accepted by the Bank this ___ day of _____________, 20__

By:

Print Name:

Title: